Exhibit 4(b)

                              FEE WAIVER AGREEMENT


      THIS FEE WAIVER AGREEMENT (the "Fee Waiver Agreement") is signed as of September 29, 2006 by BlackRock Advisors, LLC (the "Advisor") and BlackRock Balanced Capital Fund, Inc. (the "Fund").

      WHEREAS, the Fund intends over time to invest some or all of its fixed income assets in a "master" portfolio (the "Bond Portfolio") of Master Bond Trust, a mutual fund that has substantially the same objectives and strategies as the fixed income portion of the Fund;

      WHEREAS, the Advisor has entered into an investment advisory agreement with the Fund (the "Fund Agreement") whereby the Advisor provides certain investment advisory services to the Fund;

      WHEREAS, in accordance with the order dated May 3, 2000 by the Securities and Exchange Commission under section 12(d)(1)(J) of the Investment Company Act of 1940, as amended (the "Act"), granting Mercury QA Strategy Series, Inc. and others an exemption from section 12(d)(1)(G)(i)(II) of the Act, the Advisor desires to waive all or a portion of its fees to the extent necessary to avoid charging the Fund for services provided under the Fund Agreement that are duplicative of services provided pursuant to the Trust's advisory contract on behalf of the Bond Portfolio with the Advisor (the "Trust Agreement") in connection with any fixed income assets invested by the Fund in the Bond Portfolio;

      WHEREAS, the Advisor understands and intends that the Fund will rely on this Fee Waiver Agreement in preparing post-effective amendments to the Fund's registration statement on Form N-1A and in accruing the expenses of the Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

      WHEREAS, the shareholders of the Fund will benefit from the ongoing waivers by incurring lower Fund operating expenses than they would absent such waivers.

      NOW, THEREFORE, the Advisor agrees to waive advisory fees under the Fund Agreement to the extent necessary to assure that advisory fees charged under the Fund Agreement are based on services provided that are in addition to, rather than duplicative of, services provided pursuant to the Trust Agreement; provided, however, that in no event shall the Advisor be required to waive fees in excess of the amount of fees actually charged by the Advisor.

      This contractual fee waiver shall be effective for the current fiscal period of the Fund and for fiscal years thereafter unless the Advisor shall notify the Fund of the termination of the contractual fee waiver not less than 30 days prior to the end of the then current fiscal period.

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      IN WITNESS WHEREOF, the Advisor and the Fund have agreed to this Fee
Waiver Agreement as of the day and year first above written.


                                      BLACKROCK ADVISORS, LLC


                                      By: ___________________________________
                                          Name:
                                          Title:


                                      BLACKROCK BALANCED CAPITAL FUND, INC.


                                      By: ___________________________________
                                          Name:
                                          Title:


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